EXHIBIT 99.1

For Immediate Release

C&F FINANCIAL CORPORATION

Thursday, January 22, 2004

Contact: Thomas Cherry, Senior Vice President & Chief Financial Officer

(804) 843-2360

C&F Financial Announces Stock Repurchase

West Point, VA — (NASDAQ:CFFI) The board of directors of C&F Financial Corporation (“C&F”), the one bank holding company for Citizens and Farmers Bank, has authorized the repurchase of up to 5% of C&F’s common stock over the next twelve months. The stock will be purchased in the open market and/or by privately negotiated transactions as management and the board of directors determines prudent. The amount and timing of the stock repurchases will be based on various factors, such as management’s assessment of C&F’s capital structure and liquidity, the market price of C&F’s common stock compared to management’s assessment of the stock’s underlying value, and applicable regulatory, legal and accounting factors.

Tom Cherry, Senior Vice-President and Chief Financial Officer of C&F said, “We continue to excel at the internal generation of capital in excess of our ongoing operational needs and regulatory requirements. Our strong capital accumulation has allowed us to fund recent investments, including the purchase of Moore Loans, Inc., the opening of additional retail and mortgage branches and our expansion in the Peninsula region of Virginia. In addition, we continue to look for opportunities to invest our shareholders’ capital in profitable growth. The share repurchase authorization is another tool that enables us to manage our capital in the best interest of our shareholders.”

C&F Financial Corporation operates fourteen retail bank branches located throughout the Peninsula to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank.

For Immediate Release

C&F FINANCIAL CORPORATION

Thursday, January 22, 2004

Contact: Thomas Cherry, Senior Vice President & Chief Financial Officer

(804) 843-2360

The Corporation provides mortgage, title and appraisal services through C&F Mortgage Corporation’s eleven offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Virginia.

The statements contained in this press release that are not historical facts constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, demand for residential mortgage loans, legislative/regulatory requirements, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

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